Exhibit 10.10

EDISON INTERNATIONAL

2008 EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective

October 26, 2011

TABLE OF CONTENTS

PREAMBLE	1

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 PARTICIPATION	5

ARTICLE 3 BENEFIT DETERMINATION AND VESTING	5

3.1 Overview	5

3.2 Benefit Features	5

3.3 Benefit Computation	6

3.4 Vesting	7

3.5 Benefit of Former Executives	8

ARTICLE 4 PAYMENT ELECTIONS	8

4.1 Primary Payment Election	8

4.2 Contingent Payment Elections	10

4.3 Changes to Payment Elections	11

4.4 Small Benefit Exception	11

4.5 Six-Month Delay in Payment for Specified Employees	11

4.6 Conflict of Interest Exception, Etc.	11

ARTICLE 5 SURVIVOR BENEFITS	12

5.1 Payment	12

5.2 Benefit Computation	12

ARTICLE 6 BENEFICIARY DESIGNATION	12

ARTICLE 7 CONDITIONS RELATED TO BENEFITS	13

7.1 Nonassignability	13

7.2 Unforeseeable Emergency	13

7.3 No Right to Assets	13

7.4 Protective Provisions	13

7.5 Constructive Receipt	14

7.6 Withholding	14

7.7 Incapacity	14

ARTICLE 8 PLAN ADMINISTRATION	14

8.1 Plan Interpretation	14

8.2 Limited Liability	14

ARTICLE 9 AMENDMENT OR TERMINATION OF PLAN	15

9.1 Authority to Amend or Terminate	15

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TABLE OF CONTENTS

9.2 Limitations	15

ARTICLE 10 CLAIMS AND REVIEW PROCEDURES	15

10.1 Claims Procedure for Claims Other Than Due to Disability	15

10.2 Claims Procedure for Claims Due to Disability	16

10.3 Dispute Arbitration	17

ARTICLE 11 MISCELLANEOUS	19

11.1 Participation in Other Plans	19

11.2 Relationship to Qualified Plan	19

11.3 Forfeiture	19

11.4 Successors	19

11.5 Trust	19

11.6 Employment Not Guaranteed	20

11.7 Gender, Singular and Plural	20

11.8 Captions	20

11.9 Validity	20

11.10 Waiver of Breach	20

11.11 Applicable Law	20

11.12 Notice	20

11.13 ERISA Plan	20

11.14 Statutes and Regulations	20

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EDISON INTERNATIONAL

2008 EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective October 26, 2011

PREAMBLE

The purpose of this Plan is to provide supplemental retirement benefits to Participants and surviving spouses or other designated Beneficiaries of such Participants.

This Plan applies to benefits that are accrued or vested after December 31, 2004, and is intended to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. Benefits that were accrued and vested prior to 2005 shall be paid under the Predecessor Plan in accordance with the terms therein. In no event shall a Participant receive benefits under this Plan and the Predecessor Plan with respect to the same years of service.
ARTICLE 1
DEFINITIONS

Capitalized terms in the text of the Plan are defined as follows:

Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.

Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.

Beneficiary means the person or persons or entity designated as such in accordance with Article 6 of the Plan.

Benefit Feature means one of the levels of benefit under the Plan as described in Section 3.2(a).

Board means the Board of Directors of EIX.

Bonus means the dollar amount of bonus awarded by the Employer to the Participant pursuant to the terms of the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan or a successor plan governing annual executive bonuses.

Change in Control means a Change in Control of EIX as defined in the Severance Plan.
Code means the Internal Revenue Code of 1986, as amended.

Contingent Event means the Participant’s Disability or death while employed by an Affiliate or Separation from Service for other reasons if such event occurs prior to the Participant’s Retirement.

Contingent Payment Election means an election regarding the time and form of payment made or deemed made in accordance with Section 4.2.

Disability means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a plan covering employees of the Employer.

EIX means Edison International.

Employer means the Affiliate employing the Participant. Notwithstanding the foregoing, with respect to a particular Participant’s benefits under the Plan, for purposes of determining which Affiliate is obligated to pay such benefits, Employer as to such Participant and benefits means the Affiliate employing the Participant upon the Participant’s Separation from Service (or, as to any distribution of any benefit under the Plan prior to the Participant’s Separation from Service, the Affiliate employing the Participant at the time of such distribution).

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Executive means an employee of an Affiliate who is designated an Executive by the CEO of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or by the Board.

Executive Profit Sharing Credits mean the amounts the Employer would have contributed to the Savings Plan if the Participant were not subject to Sections 415 and 401(a)(17) of the Code and if the Participant’s elective deferrals under the EIX 2008 Executive Deferred Compensation Plan or predecessor or successor plans governing nonqualified deferrals were included in the definition of Earnings under the Savings Plan.

Participant means either (1) an employee of an Affiliate, who (i) is a U.S. employee or an expatriate and is based and paid in the U.S.; (ii) has been designated as an Executive by the Administrator, the Affiliate’s board or the Affiliate’s CEO for purposes of the Plan; and (iii) qualifies as a member of the "select group of management or highly compensated employees" under ERISA; or (2) a person who has a vested benefit under the Plan by virtue of prior employment as an Executive of an Affiliate, which vested benefit has not yet been completely distributed.

Payment Election means a Primary Payment Election or a Contingent Payment Election.

Plan means the EIX 2008 Executive Retirement Plan.

Predecessor Plan means the Southern California Edison Company Executive Retirement Plan.

Primary Payment Election means an election regarding the time and form of payments made or deemed made in accordance with Section 4.1.

Profit Sharing means the programs under which some Affiliates have made profit sharing or gain sharing contributions to the Savings Plan.

Qualified Plan means the Southern California Edison Company Retirement Plan, or a successor plan, intended to qualify under Section 401(a) of the Code.

Retirement means Separation from Service upon attainment of at least age 55 with at least 5 Years of Service.

Salary means the Participant’s basic pay from the Employer (excluding Bonuses, special awards, commissions, severance pay, and other non-regular forms of compensation) before reductions for deferrals under the Savings Plan or the EIX 2008 Executive Deferred Compensation Plan or predecessor or successor plans governing deferral of salary.

Savings Plan means the Edison 401(k) Savings Plan.

Senior Officer means (i) the CEOs, Presidents, Executive Vice Presidents, Senior Vice Presidents and elected Vice Presidents of EIX and its Affiliates and (ii) any other Affiliate employee designated by the Administrator to be a Senior Officer for purposes of the Plan.

Separation from Service occurs when a Participant dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Severance Plan means the EIX 2008 Executive Severance Plan (or any similar successor plan).

Similar Plan means a plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i).

Specified Employee means a Participant who is designated as an elected Vice President or above by the Administrator, using the identification date and methods determined by the Administrator.

Termination of Employment means the voluntary or involuntary Separation from Service for any reason other than Retirement or death.

Total Compensation means (i) for Participants not eligible for Benefit Feature (iii), the monthly average Salary based on the Participant’s 36 highest consecutive months of Salary, and (ii) for Participants eligible for Benefit Feature (iii), the monthly average Salary plus Bonus based on the 36 consecutive months in which the Participant had the highest combination of Salary and Bonus. The 36 months need not be consecutive for individuals who were Participants in the Predecessor Plan and eligible for Benefit Feature (iii) before January 1, 2008. For purposes of determining the highest 36 months for Participants eligible for Benefit Feature (iii), each of the Participant’s annual Bonuses will be spread evenly over the months worked in the years in which the Bonuses were earned. If a vested individual terminates prior to Retirement and was no longer a designated Executive at the time employment was terminated, the Plan benefit described in Section 3.3(a) will be based on the Participant’s Total Compensation and service determined as of the last date of the Participant’s status as a designated Executive.

Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

Valuation Date means the date as of which the Participant’s benefit will be calculated, and is the first day of the month following the month in which the final day of employment falls prior to Separation from Service, death or Disability, except that if the Participant’s Separation from Service is a Termination of Employment, the Valuation Date is the later of (1) the first day of the month of the Participant’s 55th birthday or (2) the first day of the month following the month in which the Participant’s final day of employment occurs prior to Termination of Employment.

Year of Service means a year of service as determined in accordance with the terms of the Qualified Plan. For Participants grandfathered in the defined-benefit final average pay benefit feature of the Qualified Plan, years of service will be determined according to the same rules applicable to such benefit. For all other Participants, years of service will be determined according to the rules applicable to the cash-balance feature of the Qualified Plan.
ARTICLE 2
PARTICIPATION
Individuals are eligible to participate in the Plan when they become Senior Officers or are designated as Executives by the Affiliate’s board or the Affiliate’s CEO for purposes of this Plan. Participation in the Plan will continue as long as the individual remains a Senior Officer or a designated Executive (subject to any applicable Plan restrictions) or has a vested benefit under the Plan that has not been completely paid out.

ARTICLE 3
BENEFIT DETERMINATION AND VESTING
3.1    Overview
Benefits under the Plan will be payable with respect to any vested Participant following Retirement or the occurrence of a Contingent Event to the extent a benefit under the Plan is determined to exist by calculations as provided under Section 3.3(a).
3.2    Benefit Features
(a) The Plan provides a supplemental retirement benefit calculated in accordance with Section 3.3 below. The Plan incorporates the following Benefit Features:

(i)
Recognition of the amount of Salary that is not recognized for purposes of calculating benefits under the Qualified Plan or Profit Sharing contributions to the Savings Plan due to limits imposed by the Code under Sections 415(b) or 401(a)(17).

(ii)	Recognition of deferred Salary that is not recognized for purposes of calculating benefits under the Qualified Plan or Profit Sharing contributions to the Savings Plan.

(iii)	Recognition of Bonuses that are not recognized for purposes of calculating benefits under the Qualified Plan.

(b) Senior Officers are eligible for all three Benefit Features. Other Participants are eligible for Benefit Features (i) and (ii) only.

(c) Participants in the Predecessor Plan on December 31, 1994 and Participants who were CEOs, Presidents, Executive Vice Presidents or Senior Vice Presidents of EIX or

its Affiliates or elected Vice Presidents of EIX, Southern California Edison Company or Edison Capital prior to January 1, 2006, are also eligible for all three Benefit Features and an additional 0.75% benefit accrual for each Year of Service up to ten Years of Service, unless they were participants in the Predecessor Plan on December 31, 1992 and elected not to participate in the Executive Disability and Survivor Benefit Program, in which case they are eligible for all three Benefit Features but not for the additional 0.75% benefit accrual.

(d) Notwithstanding the above, elected Vice Presidents of Edison Mission Energy, Edison Mission Marketing and Trading, and Midwest Generation whose Separation from Service occurred prior to January 1, 2006, are eligible for Benefit Features (i) and (ii) only.
3.3 Benefit Computation
(a) EIX will calculate at the time of a Participant’s death, Disability or Separation from Service the amount of any benefit payable under the Plan. The benefit payable under this Plan will be the greater of (1) the value of the single life annuity calculated pursuant to Section 3.3(b), reduced by (i) the value of the single life annuity (unreduced for a contingent annuitant) payable to the Participant under the terms of the Qualified Plan, or other Affiliate defined benefit plan, after taking into account any applicable restrictions or limitations as to such payments required by the Code or other applicable law or the terms of the Qualified Plan, or other applicable Affiliate defined benefit plan; (ii) the actuarial single life annuity value, as defined in the Qualified Plan, of the Participant’s Profit Sharing Account under the Savings Plan, or a successor plan; and (iii) the portion of the Participant’s Social Security benefit specified in the Qualified Plan or (2) the actuarial single life annuity value of the notional account derived from any Executive Profit Sharing Credits allocated to the Participant plus earnings thereon.

(b) The Participant’s Total Compensation will be used to calculate the value of the single life annuity benefit based on the “Supplemental A” formula set forth in Section 4.02(a) of the Qualified Plan, including Subsection (1) but excluding Subsection (2), and Section 4.12(b) of the Qualified Plan, and also, in the case of Disability, Exhibit B of the Qualified Plan, or, in the case of Termination of Employment, Exhibit G of the Qualified Plan, notwithstanding the Participant’s eligibility for such benefits under the terms of the Qualified Plan. If the final Bonus is determined after benefits under the Plan are paid or commenced, the benefit will be recalculated from inception and a one-time adjustment will be made to true-up payments already made, and future payments, if any, will be adjusted accordingly. Any true up-payment will be made within two and one-half months of the date the final Bonus is determined.

(c) If a Participant is entitled to benefits under the Severance Plan or any similar successor plan as in effect upon the Participant’s Separation from Service, and has satisfied all conditions for such benefits, then an additional Year of Service credit (in the case of a Qualifying Termination Event associated with a Change in Control as defined in the Severance Plan, two years for Senior Vice Presidents and Presidents and other officers designated by the CEO of EIX to be in Executive Compensation Band D or

above, but three years for the Chief Executive Officer of EIX, Southern California Edison Company, or Edison Mission Group, or the General Counsel or Chief Financial Officer of EIX) and an additional year of age (in the case of a Qualifying Termination Event associated with a Change in Control as defined in the Severance Plan, two years for Senior Vice Presidents and Presidents and other officers designated by the CEO of EIX to be in Executive Compensation Band D or above, but three years for the Chief Executive Officer of EIX, Southern California Edison Company, or Edison Mission Group, or the General Counsel or Chief Financial Officer of EIX) shall be included for purposes of the benefit calculation under Section 3.3(b), including in applying the benefit formula under the Qualified Plan for grandfathered employees who are not yet age 55 but who have 68 points. The value added to the Plan benefit by this severance enhancement shall be the difference between the gross benefit calculated as described in Section 3.3(b) but with the additional age and service credits, before any reduction for benefits under other plans pursuant to Section 3.3(a), and the unenhanced gross benefit calculated under Section 3.3(b). Notwithstanding anything to the contrary in this Section 3.3(c), if a Participant becomes entitled to benefits under the Severance Plan or any similar successor plan and is subsequently rehired as an Executive prior to the date lump sum payments or initial installment or annuity payments commence, the Participant shall not be entitled to any additional Year of Service or age credits under this Section 3.3.

(d) Participants who are also eligible for Profit Sharing may receive Executive Profit Sharing Credits. If any Profit Sharing contribution is reduced because a portion of the Participant’s Salary is excluded either because of nonqualified Salary deferrals or the limits imposed by Sections 415 and 401(a)(17) of the Code, the amount by which the contribution was reduced will be credited to a notional Executive Profit Sharing Credit account under the Plan as of the date of the Profit Sharing contribution. Amounts in this notional account will earn notional interest at the rates in effect for cash balance interest credits in the Qualified Plan, credited daily and compounded annually. The resulting notional Executive Profit Sharing Credit amount will be taken into account in calculating the Plan benefit as described in Section 3.3(a).

(e) The lump sum value of the benefit payable under the Plan as of the Valuation Date will be actuarially determined as the present value of the Participant’s single life annuity benefit under the Plan as of that date, using the discount rate and mortality table then in effect for lump sum determination in the Qualified Plan, except that the lump sum value may not be less than the value of the notional Executive Profit Sharing Credit account balance as of that date. A notional account will be established as the Plan Benefit as of the Valuation Date, with an initial value equal to the lump sum value. The account will be credited with interest at the interest crediting rates in effect for the Qualified Plan until the account has been fully paid out according to the terms of the Plan and the Participant’s Payment Election.
3.4 Vesting
The right to receive benefits under the Plan will vest (i) when the Participant has completed five Years of Service with an Affiliate, (ii) upon the Participant’s Disability while employed with an Affiliate, (iii) upon the Participant’s death while employed with an Affiliate, or (iv) upon the Participant’s Separation from Service if the Participant is entitled to benefits under the Severance Plan and has satisfied all conditions for such benefits.
3.5 Benefit of Former Executives
A vested Participant who remains employed with an Affiliate until Retirement but is no longer a designated Executive will retain a benefit in the Plan based on the Participant’s Total Compensation and service determined as of the last date of the Participant’s eligible status and reduced by the amounts specified in Section 3.3(a) determined upon the Participant’s Retirement.
ARTICLE 4
PAYMENT ELECTIONS
4.1 Primary Payment Election

Each year, a Participant may make a Primary Payment Election specifying the payment schedule for the benefits to be accrued in the following Plan Year by submitting an election to the Administrator in such time and manner established by the Administrator. The election made in one year shall apply for subsequent years unless prior to a subsequent year the Participant submits a new payment election for the subsequent year. By way of example, benefits attributable to Bonus compensation will be treated as accrued during the Plan Year when the relevant services are performed (and not any later year when the Bonus is actually paid), and any benefits attributable to additional Year of Service or age credits triggered by a Participant’s Separation from Service under the Severance Plan will be treated as accrued during the Plan Year when the Participant’s Separation from Service occurs.

On or before December 31, 2008, Participants may make a special Primary Payment Election in accordance with the transition rule under Section 409A of the Code for Plan benefits previously scheduled to commence payment after the calendar year in which the special Primary Payment Election is made.

The choices available for a Primary Payment Election are as follows:

(a) Joint and survivor life annuity paid in monthly installments; or

(b) Contingent life annuity paid in monthly installments; or

(c) Monthly installments for 60 to 180 months; or

(d) A single lump sum; or

(e) Two to fifteen installments paid annually: or

(f) Any combination of the choices listed in (c), (d) and (e).

Payments under a Primary Payment Election may commence upon (i) the Participant’s Retirement, (ii) the later of the Participant’s Retirement or the first day of a specific month and year, or (iii) the first day of the month that is a specified number of months and/or years following the Participant’s Retirement or the first day of a specified month a specified number of years following the calendar year in which the Participant’s Retirement occurs (provided that if the date otherwise determined pursuant to clauses (ii) and (iii) is later than the later of the Participant’s Retirement or the month and year in which the Participant attains age 75, the date pursuant to clauses (ii) and (iii) shall be the later of the Participant’s Retirement or the month and year in which the Participant attains age 75). If the Participant elects under a Primary Payment Election to receive payment pursuant to clause (ii) and the Participant dies prior to the later of Retirement or the specified payment date, payment shall be made pursuant to the Participant’s Contingent Payment Election (if any) for the Participant’s death (regardless of whether the Participant’s death occurs while the Participant is employed by an Affiliate or thereafter).

Subject to Section 4.5, lump sum payments or initial installment or annuity payments will be made within 60 days of the scheduled dates, and interest will be added to the payment amount for the days elapsed between the scheduled payment date and the actual date of payment.

If paid in installments, the installments will be paid in amounts that will amortize the balance with interest credited at the interest crediting rates in effect for the Qualified Plan over the period of time benefits are to be paid. For purposes of calculating installments, the account will be valued as of the Valuation Date and subsequently as of December 31 each year with installments adjusted for the next calendar year according to procedures established by the Administrator. Notwithstanding anything herein to the contrary, distribution in installments shall be treated as a single payment as of the date of the initial installment for purposes of Section 409A of the Code. If paid in monthly installments, the installments may be paid in a single check or in more than one check for any given month, provided that in either such case the total amount of the monthly payment shall not change.

If no Primary Payment Election has been made, the Primary Payment Election shall be deemed to be a joint and survivor annuity paid in monthly installments commencing upon the Participant’s Retirement (or, if earlier, the Participant’s death or Disability).

4.2 Contingent Payment Elections

Each year, a Participant may make Contingent Payment Elections for each of the Contingent Events of (1) the Participant’s death while employed by an Affiliate, (2) the Participant’s Disability while employed by an Affiliate, and (3) Termination of Employment for the benefits to be accrued in the following Plan Year, which election will take effect upon the first Contingent Event that occurs before the Participant’s Retirement, by submitting an election to the Administrator in such time and manner established by the Administrator. The choices available for the Contingent Payment Elections are those specified in Section 4.1 except that the references to Retirement shall instead be the applicable Contingent Event if the event is death or Disability or the first day of the month of the Participant’s 55th birthday (or, if later, Termination of Employment) if the Contingent Event is Termination of Employment. The election made in one year shall apply for subsequent years unless prior to a subsequent year the Participant submits a new Payment Election for the subsequent year.

If the Participant has made no Contingent Payment Election and a Contingent Event occurs prior to Retirement, the Administrator will pay the benefit as specified in the Participant’s Primary Payment Election, except that payments scheduled for payment or commencement of payment “upon Retirement,” or with a payment date determined by reference to Retirement, will be paid, commence or have payment determined by reference to the first day of the month following the date of the Contingent Event if the Contingent Event is the Participant’s death or Disability, but will be the first day of the month of the Participant’s 55th birthday (or, if later, Termination of Employment) if the Contingent Event is Termination of Employment. If a Contingent Event occurs prior to Retirement and the Participant has made neither a Primary Payment Election nor a Contingent Payment Election, the Payment Election shall be deemed to be a joint and survivor life annuity payable on the first day of the month following the date of the Contingent Event if the Contingent Event is the Participant’s death or Disability, but payable on the first day of the month of the Participant’s 55th birthday (or, if later, the first day of the month following the month in which the Participant’s final day of employment occurs prior to Termination of Employment) if the Contingent Event is Termination of Employment.
4.3 Changes to Payment Elections

Participants may change a Primary Payment Election or Contingent Payment Election, including a deemed Payment Election, by submitting a new written Payment Election to the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made at least twelve months before the payment or commencement date scheduled under the prior Payment Election, (2) the new Payment Election must defer a lump sum payment or commencement of installment or life annuity payments for a period of at least five years from the date that the lump sum would have been paid or installment or life annuity payments would have commenced under the prior Payment Election and (3) the election shall not be effective until twelve months after it is filed with the Administrator. If at the time a new Payment Election is filed the Administrator determines that imposition of the five-year delay would require that a Participant’s payments begin after he or she has attained age 75, then the Participant will not be permitted to make a new Payment Election. The payment schedules available under a new Payment Election are those specified in Sections 4.1 and 4.2 (as applicable), subject to the conditions specified in this paragraph.

4.4 Small Benefit Exception

Notwithstanding the foregoing, the Administrator may, in its sole discretion and as determined by it in writing, pay the benefits in a single lump sum if the sum of all benefits payable to the Participant under this Plan and all Similar Plans is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code.
4.5 Six-Month Delay in Payment for Specified Employees

Notwithstanding anything herein to the contrary, in the event that a Participant who is a Specified Employee is entitled to a distribution from the Plan due to the Participant’s Separation from Service, the lump sum payment or the commencement of installment or life annuity payments, as the case may be, may not be scheduled to occur or occur before the date that is the earlier of (1) six months following the Participant’s Separation from Service for reasons other than death or (2) the Participant’s death.

4.6 Conflict of Interest Exception, Etc.
Notwithstanding the foregoing, the Administrator may, in its sole discretion, pay benefits in a single lump sum if permitted under Treasury Regulation Section 1.409A-3(j)(4)(iii). In addition, the Administrator may, in its sole discretion, accelerate benefits if and to the extent permitted under any of the other exceptions specified in Treasury Regulation Section 1.409A-3(j)(4) to the general rule in Section 409A of the Code prohibiting accelerated payments, provided that the terms of Section 4.4 of the Plan shall govern whether benefits will be paid in a single lump sum pursuant to the small benefit exception contained in Treasury Regulation Section 1.409A-3(j)(4)(v).

ARTICLE 5
SURVIVOR BENEFITS
5.1 Payment
Following the Participant’s death, payment of the benefit will be made to the Participant’s Beneficiary or Beneficiaries according to the payment schedule elected or deemed elected according to Article 4.
5.2 Benefit Computation
In addition, if the applicable Payment Election or deemed Payment Election is for a joint and survivor life annuity, the survivor benefit is 50% of the Participant’s annuity amount, payable only to the spouse married to the Participant at the earlier of the commencement of Plan benefit payments to the Participant or the Participant’s death, but actuarially reduced if that spouse is more than five years younger than the Participant. If the election is for a contingent life annuity, the survivor benefit will be as elected. The survivor benefit associated with a life annuity will be calculated in a manner consistent with the survivor benefit provisions of the Qualified Plan except that this Plan will govern where its provisions under Section 3.3 are inconsistent with those of the Qualified Plan. The annuity value will be calculated as specified above and converted to a lump sum according to the provisions in Section 3.3(e).
ARTICLE 6
BENEFICIARY DESIGNATION
The Participant will have the right, at any time, to designate any person or persons or entity as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant's death; provided that if the Participant has elected (or is deemed to have elected) a Payment Election in the form of a joint and survivor life annuity or a contingent life annuity and designates a new person or entity as Beneficiary after annuity payments have commenced, the annuity payments to such newly designated Beneficiary must be made in the same amounts and at the same times as payments would have been made to the designated Beneficiary immediately proceeding the commencement of payments. The Beneficiary designation will be effective when it is submitted in writing to the Administrator during the Participant's lifetime on a form prescribed by the Administrator.

The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant, then the Administrator will direct the distribution of the benefits to the Participant's estate. If a primary Beneficiary dies after the Participant’s death but prior to completion of the distribution of benefits under this Plan, and no contingent Beneficiary has been designated by the Participant, any remaining payments will be made to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.

ARTICLE 7
CONDITIONS RELATED TO BENEFITS
7.1 Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.
7.2 Unforeseeable Emergency
A Retired Participant, a Participant who has a Disability, or a Participant who is age 55 or older may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator will have the sole authority to approve or deny such requests. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Administrator may in its discretion, permit the Participant to accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Unforeseeable Emergency.
7.3 No Right to Assets
A Participant’s benefits paid under the Plan will be paid from the general funds of the Participant’s Employer, and the Participant and any Beneficiary will be no more than unsecured general creditors of that Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. Neither the Participant nor the Beneficiary will have a claim to benefits from any other Affiliate. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or Beneficiary) will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 7.3, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 7.3 by providing written notice to the Administrator and the applicable

Affiliates regarding the effective date of such election, and the benefits, Affiliates and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of Plan benefit obligations that are assumed by EIX. Such a method may include, but is not limited to, lump sum payment by an Affiliate to EIX of relevant benefits accrued through the date of EIX’s election based on the Projected Benefit Obligation (“PBO”) with regular periodic payments to EIX of continuing accruals; regular periodic payments by an Affiliate to EIX of benefits accrued based on the PBO beginning with the date of EIX’s election through the date such benefits become due under the Plan; lump sum payment by an Affiliate to EIX at the time benefits become due under the Plan; or intercompany payables and receivables used with funding on a “pay-as-you-go” basis. Projected Benefit Obligation represents the actuarial present value of vested and non-vested benefit obligation based on expected future Total Compensation of Executives.
7.4 Protective Provisions
The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Employer will have no further obligation to the Participant under the Plan.
7.5 Constructive Receipt
Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have failed to comply with Section 409A and must be recognized as income for federal income tax purposes, distribution of the amounts included in a Participant’s income will be made to such Participant. The determination of the Administrator under this Section 7.5 will be binding and conclusive.
7.6 Withholding
The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.
7.7 Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
ARTICLE 8
PLAN ADMINISTRATION
8.1 Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator will be final and binding.
8.2 Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
ARTICLE 9
AMENDMENT OR TERMINATION OF PLAN
9.1 Authority to Amend or Terminate
The Administrator will have full power and authority to prospectively modify or terminate this Plan, and the Administrator's interpretations, constructions and actions, including any determination of the Participant's account or benefits, or the amount or recipient of the payment to be made, will be binding and conclusive on all persons for all purposes. Absent the consent of the Participant, however, the Administrator will in no event have any authority to modify this section. However, no such amendment or termination will apply to any person who has then qualified for or is receiving benefits under this Plan.
9.2 Limitations
In the event of Plan amendment or termination which has the effect of eliminating or reducing a benefit under the Plan, the benefit payable on account of a retired Participant or Beneficiary will not be impaired, and the benefits of other Participants will not be less than the benefit to which each such Participant would have been entitled if he or she had retired immediately prior to such amendment or termination.
ARTICLE 10
CLAIMS AND REVIEW PROCEDURES
10.1 Claims Procedure for Claims Other Than Due to Disability
(a)    Except for claims due to Disability, the Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

(b)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

10.2 Claims Procedure for Claims Due to Disability

(a)    Within a reasonable period of time, but not later than 45 days after receipt of a claim due to Disability, the Administrator or its delegate shall notify the claimant of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. Except as contemplated by this Section, no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Administrator or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information.

(b)    In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with this Section 10.2; (v) if an internal rule, guideline, protocol or similar criterion (“internal standard”) was relied upon in making the determination, a copy of the internal standard or a statement that the internal standard shall be provided to the claimant free of charge upon request; and (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.

(c)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 180 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 45 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 45-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and including the information described in Section 10.2(b) above. If, due to special circumstances (for example, because of the need for a hearing), the 45-day period is not sufficient, the decision may be deferred for up to another 45-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

10.3 Dispute Arbitration
Notwithstanding the foregoing, because it is agreed that time will be of the essence in determining whether any payments are due to a claimant under this Plan, a claimant may, if he or she desires, submit any claim for payment under this Plan to arbitration. This right to select arbitration will be solely that of the claimant and the claimant may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" is not mandatory on the claimant, and the claimant may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this section.

Any claim for arbitration may be submitted as follows: if a claimant has submitted a request to be paid under this Plan and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of the claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection will consist of the claimant submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Administrator will select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator within one week after receipt of the list, the claimant will then designate one of the five arbitrators for the dispute in question.

The arbitration hearing will be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing will be allowed without the mutual consent of the claimant and the Administrator. Absence from or nonparticipation at the hearing by either party will not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

The arbitrator's award will be rendered as expeditiously as possible and in no event later than one week after the close of the hearing.

In the event the arbitrator finds that the Administrator or the Employer has breached this Plan, he or she will order the Employer to pay to the claimant within two business days after the decision is rendered the amount then due the claimant, plus, notwithstanding anything to the contrary in this Plan, an additional amount equal to 20% of the amount actually in dispute. The award of the arbitrator will be final and binding upon the parties.

The award may be enforced in any appropriate court as soon as possible after its rendition. The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that neither the Administrator nor the Employer has breached this Plan and (2) the claim by the claimant was not made in good faith. Otherwise, the claimant will be considered the prevailing party. In the event that the Administrator is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by the Administrator) including the fees of a stenographic reporter, if employed, will be paid by the losing party. In the event that the claimant is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by the claimant in pursuing his or her claim and the fees of a stenographic reporter, if employed) will be paid by the Administrator by March 15 of the year following the year in which the arbitrator determines who is the prevailing party.

Notwithstanding the foregoing, if the claim is for Disability benefits, the following rules apply: (1) the Administrator will not assert that a claimant has failed to exhaust administrative remedies if the claimant does not submit to arbitration, (2) any applicable statute of limitations or other similar defense is tolled during the time the arbitration is pending, (3) the claimant may only submit to arbitration after exhausting the claims procedures described above, and (4) no fees or costs will be imposed on the claimant as part of the arbitration (other than the claimant’s attorneys’ fees).
ARTICLE 11
MISCELLANEOUS
11.1 Participation in Other Plans
The Participant will continue to be entitled to participate in all employee benefit programs of the Employer as may, from time to time, be in effect. However, Total Compensation includable under this Plan will be deemed Salary or other compensation to the Participant for the purpose of computing benefits under this Plan only, and will be used only under this Plan to calculate those benefits to which the Participant would otherwise be entitled under the Qualified Plan or Savings Plan if such Total Compensation could have been included in the determination of benefits under such Plans.
11.2 Relationship to Qualified Plan
This Plan will to the fullest extent possible under currently applicable law be administered in accordance with, and where practicable according to the terms of the Qualified Plan and/or Savings Plan. Notwithstanding the foregoing, the terms of this Plan shall control benefits payable under this Plan whenever the terms of the Qualified Plan and/or Savings Plan differ from this Plan.
11.3 Forfeiture
The payments to be made pursuant to the Plan require the Participant, for so long as the Participant remains in the active employ of the Employer, to devote substantially all of his or her time, skill, diligence and attention to the business of the Employer and not to actively engage, either directly or indirectly, in any business or other activity adverse to the best interests of the business of the Employer. In addition, the Participant will remain available during Retirement for consultation in any matter related to the affairs of the Employer. Any breach of these conditions will result in complete forfeiture of any further benefits under the Plan. If the Participant will fail to observe any of the above conditions, or if he or she will be discharged by the Employer for malfeasance or willful neglect of duty, then in any of said events, the payments under this Plan will not be paid, and EIX and the Employer will have no further liability therefor.
11.4 Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.
11.5 Trust
The Employers will be responsible for the payment of all benefits under the Plan. At their discretion, the Employers may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but an Employer’s share of the assets thereof will be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.
11.6 Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continue in employment with the Employer or any other Affiliate.
11.7 Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
11.8 Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.
11.9 Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
11.10 Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.
11.11 Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

11.12 Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.
11.13 ERISA Plan
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. EIX is the named fiduciary.
11.14 Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has adopted this amended and restated Plan effective the 26th day of October, 2011.

EDISON INTERNATIONAL

/s/ Daryl D. David
Daryl D. David
Senior Vice President, Human Resources